EXHIBIT 10.19

Execution Copy

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Agreement to Amend the Employment Agreement is made this 14 day of December , 2007 by and between Bucyrus International, Inc. (the “Company”) and Craig R. Mackus (the “Employee”).

WHEREAS, on May 21, 1997, the Company and the Employee entered into an Employment Agreement (the “Employment Agreement”) with respect to the terms and conditions of the Employee’s employment with the Company, which Employment Agreement provides, among other items, severance payments if the Company terminates the Employee’s employment without cause;

WHEREAS, the severance payments provided under the Employment Agreement are considered deferred compensation subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which was effective January 1, 2005;

WHEREAS, the Company and the Employee desire to amend the Employment Agreement in order to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Code.

NOW, THEREFORE, in consideration of the premises and for the mutual consideration hereinafter set forth and provided in the Employment Agreement, the parties agree as follows:

1. Effective January 1, 2008, Section 5 of the Employment Agreement is amended to read in its entirety as follows:

“5. Compensation upon Termination. Upon termination of Employee’s employment under this Agreement, all of the Company’s obligation to pay Employee compensation and provide benefits under this Agreement shall terminate, except that in the event Employee’s employment is terminated by the Company based on notice provided by the Company pursuant to Paragraph 4(a) or 4(b), Employee shall be entitled to (1) a severance payment equal to one years’ Base Salary payable in a lump sum upon Employee’s Separation from Service, and continuation of health insurance and pension benefits (to the extent coverage terms permit) for a period of one (1) year from the date of such termination (the “Severance Period”); and (2) out-placement consulting services from a firm selected by the Company at a total cost not to exceed Fifteen Thousand Dollars ($15,000). Such out-placement services may not be provided to Employee beyond the last day of the second calendar year following the calendar year in which Employee’s Separation from Service (as defined below) occurred. The Company shall have the right to discontinue payments or other benefits hereunder in the event Employee breaches the restrictions in Paragraph 7 or 8 or any such restriction is determined to be unenforceable in any respect.

Notwithstanding the foregoing, if the amount of severance payment that would be payable to Employee exceeds two times the lesser of (a) Employee’s annual rate of base salary as in effect for the year preceding the year of Employee’s Separation from Service (or, if higher,

Employee’s base salary as in effect on the last day of the year preceding the year of Employee’s Separation from Service), and (b) the limit in effect under Section 401(a)(17) Internal Revenue Code (the “Code”) for the year in which Employee’s Separation from Service occurs (the “409A Cap”), then the amount of Employee’s severance payment in excess of the 409A Cap shall be paid in a lump sum (without interest thereon) following the end of a six (6)-month delay which begins upon Employee’s Separation from Service.

For purposes of this Agreement:

(a) “Separation from Service” means the Employee’s Termination of Employment, or if the Employee continues to provide services to the Company or its 409A Affiliates following his Termination of Employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its 409A Affiliates. Specifically, if Employee continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(b) “Termination of Employment” shall occur when the Company and Employee reasonably anticipate that no further services will be performed by the Employee for the Company and its 409A Affiliates or that the level of bona fide services the Employee will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding thirty-six (36)-month period (or such lesser period of services). Notwithstanding the foregoing, if Employee takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Employee will not be deemed to have incurred a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as the Employee’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

(c) “409A Affiliate” means a corporation, partnership, joint venture, trust, association or other trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Section 414(b) or (c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

2. Except as provided herein, the provisions of the Employment Agreement shall continue in full force and effect. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYEE	BUCYRUS INTERNATIONAL, INC.

C. R. Mackus	By:	/s/ T. W. Sullivan
Craig R. Mackus	Name:	Timothy W. Sullivan
	Title:	President & Chief Executive Officer

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